Exhibit 99.7

CONFIDENTIAL

Execution Version

LIMITED GUARANTEE

This LIMITED GUARANTEE, dated as of December 11, 2023 (this “Limited Guarantee”), is made by Ascendent Capital Partners III, L.P. (the “Guarantor”), in favor of Hollysys Automation Technologies Ltd., a BVI business company incorporated under the Laws of the British Virgin Islands (the “Company” or “Guaranteed Party”). Capitalized terms used and not otherwise defined herein shall have the meaning ascribed to them in the Merger Agreement (as defined below).

1.            Limited Guarantee. To induce the Guaranteed Party to enter into that certain Agreement and Plan of Merger, dated as of the date hereof (as amended, restated, supplemented or otherwise modified from time to time, the “Merger Agreement”), among the Guaranteed Party, Superior Technologies Holding Limited (“Parent”), and Superior Technologies Mergersub Limited (“Merger Sub”), pursuant to which, Merger Sub will merge with and into the Guaranteed Party (the “Merger”), with the Guaranteed Party continuing as the surviving company in the Merger, the Guarantor, intending to be legally bound, hereby absolutely, unconditionally and irrevocably guarantees to the Guaranteed Party, as a primary obligor and not merely as a surety, the due and punctual payment, observance, performance and discharge of the payment obligations of Parent with respect to (i) the Parent Termination Fee owed by Parent to the Company, if and when due, pursuant to Section 8.2(c) of the Merger Agreement, (ii) any amounts if and as required pursuant to Section 8.2(e) of the Merger Agreement, and (iii) any amounts if and as required pursuant to Section 6.11 of the Merger Agreement (the obligations contemplated by the immediately preceding clauses (i), (ii) and (iii) collectively, the “Obligations”); provided, that notwithstanding anything to the contrary express or implied herein, in no event shall the Guarantor’s maximum aggregate liability under this Limited Guarantee exceed the amount of US$33,000,000 (the “Cap”). All payments hereunder shall be made in lawful money of the United States in immediately available funds. The parties hereto agree that this Limited Guarantee may not be enforced without giving effect to the proviso to the immediately preceding sentence, including the Cap, and to the provisions of Sections 7 and 8 hereof, and that the Guaranteed Party will not seek to enforce this Limited Guarantee for any amount in excess of the Cap. This Limited Guarantee may be enforced for the payment of money only. The Guaranteed Party may, in its sole discretion, bring and prosecute a separate action or actions against the Guarantor pursuant to and in accordance with the terms of this Limited Guarantee for the Obligations, subject to the Cap and the other limitations described herein, regardless of whether an action is brought against any other person (including Parent) or whether any such person is joined in any such action or actions. The Guaranteed Party, by execution of this Limited Guarantee, agrees that in no event shall the Guarantor be required to pay to any Person under, in respect of, or in connection with this Limited Guarantee, an amount in excess of the Cap, that the payment by the Guarantor of the Obligations (subject to the Cap) is the sole and exclusive remedy of the Guaranteed Party against the Guarantor in the event any Obligation becomes due and payable, and that the Guarantor shall not have any obligation or liability to the Guaranteed Party relating to, arising out of or in connection with, this Limited Guarantee, the Equity Commitment Letter between the Guarantor and Merger Sub dated the date hereof (the “Equity Commitment Letter”; together with equity commitment letter between Skyline Automation Technologies L.P. (the “Other Sponsor”) and Merger Sub (the “Other Equity Commitment Letter”), collectively, the “Equity Commitment Letters”), the Rollover and Support Agreement between Parent and Advanced Technology (Cayman) Limited (the “Support Agreement”), the Merger Agreement (this Limited Guarantee, the Equity Commitment Letters, the Support Agreement, and the Merger Agreement, collectively, the “Transaction Documents”), or any of the transactions contemplated hereby or thereby, other than as expressly set forth herein (including the Retained Claims) or in the Merger Agreement, the Equity Commitment Letters or the Support Agreement. The Guaranteed Party, by execution of this Limited Guarantee, further acknowledges that, in the event that Parent has any unsatisfied payment obligations, payment of the Obligations in full in accordance with and subject to the terms and conditions (including the Cap) of this Limited Guarantee by the Guarantor (or by any other Person) shall constitute satisfaction in full of the Guarantor’s obligations with respect thereto. All payments made by the Guarantor pursuant to this Limited Guarantee shall be free and clear of any deduction, offset, defense, claim or counterclaim of any kind. If Parent fails to pay or cause to be paid any or all of the Obligations as and when due pursuant to the Merger Agreement, as applicable and subject to the other relevant terms and limitations of the Merger Agreement, then the Guarantor’s liabilities to the Guaranteed Party hereunder in respect of such Obligation shall, at the Guaranteed Party’s option, become immediately due and payable and the Guaranteed Party may at any time and from time to time, at the Guaranteed Party’s option, and so long as Parent remains in breach of such Obligation, take any and all actions available hereunder or under applicable Law to collect the Obligations from the Guarantor, subject to limitations described herein (including the Cap). The Guarantor agrees to pay on demand all reasonable and documented out-of-pocket expenses (including reasonable fees and expenses of counsel) incurred by the Guaranteed Party in connection with the enforcement of its rights hereunder if (i) the Guarantor asserts in any arbitration, litigation or other proceeding that this Limited Guarantee is illegal, invalid or unenforceable in accordance with its terms and the Guaranteed Party prevails in such arbitration, litigation or other proceeding or (ii) the Guarantor fails or refuses to make any payment to the Guaranteed Party hereunder when due and payable and it is determined judicially or by arbitration that the Guarantor is required to make such payment hereunder.

2.            Changes in Obligations; Certain Waivers. (a) The Guarantor agrees that, subject to the terms hereof, the Guaranteed Party may, in its sole discretion at any time and from time to time, without notice to or further consent of the Guarantor, extend the time of payment of any portion of or waive the Obligations in accordance with the Merger Agreement, and may also enter into any agreement with Parent and/or Merger Sub for the extension, renewal, payment, compromise, discharge or release thereof, in whole or in part, or for any modification of the terms of the Merger Agreement or of any agreement between the Guaranteed Party, on the one hand, and Parent and/or Merger Sub, on the other hand, in each case in accordance with the terms of the Merger Agreement, without in any way impairing or affecting the Guarantor’s obligations as provided in this Limited Guarantee; provided, that the consent of the Guarantor shall be required to the extent it has the effect of expanding the circumstances under which the obligations will be payable. The Guarantor agrees that, except as set forth in clause (i) in the last sentence of Section 2(c) hereof and except for termination in accordance with Section 7 hereof, the obligations of the Guarantor hereunder shall not be released or discharged, in whole or in part, or otherwise affected by: (i) the failure or delay of the Guaranteed Party to assert any claim or demand or to enforce any right or remedy against Parent or Merger Sub, or any other person interested in the transactions contemplated by the Merger Agreement; (ii) any change in the time, place or manner of payment of the Obligations, or any escrow arrangement or other security therefor, or any rescission, waiver, compromise, consolidation or other amendment or modification of any of the terms or provisions of the Merger Agreement (in each case, to the extent effected in accordance with the terms of the Merger Agreement) or any other agreement evidencing, securing or otherwise executed in connection with the Obligations, in each case, to the extent any of the foregoing does not have the effect of increasing the Cap; (iii) the addition, substitution, discharge or release (in the case of a discharge or release, other than a discharge or release of the Guarantor with respect to the Obligations as a result of payment in full of the Obligations in accordance with their terms, a discharge or release of Merger Sub by the Company with respect to the Obligations under the Merger Agreement, or as a result of defenses to the payment of the Obligations that would be available to Merger Sub under the Merger Agreement) of any person interested in the transactions contemplated by the Merger Agreement; (iv) any change in the corporate existence, structure or ownership of Parent or Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement; (v) any insolvency, bankruptcy, reorganization or other similar proceeding affecting Parent or Merger Sub or any other person interested in the transactions contemplated by the Merger Agreement or any of their respective assets or any other person now or hereafter liable with respect to the Obligations; (vi) the existence of any claim, set-off or other right which the Guarantor may have at any time against Parent, Merger Sub or the Guaranteed Party, whether in connection with the Obligations or otherwise; (vii) any other act or omission that may in any manner or to any extent vary the risk of or to the Guarantor or otherwise operate as a discharge of the Guarantor’s obligations as a matter of law or equity (other than as a result of payment of the Obligations in accordance with its terms); (viii) the adequacy of any other means the Guaranteed Party may have of obtaining payment of the Obligations; or (ix) the value of any other agreement or instrument referred to herein. To the fullest extent permitted by applicable Law, the Guarantor hereby expressly waives any and all rights or defenses arising by reason of any applicable Law which would otherwise require any election of remedies by the Guaranteed Party. The Guarantor waives promptness, diligence, notice of the acceptance of this Limited Guarantee and of the Obligations, presentment, demand for payment, notice of non-performance, default, dishonor and protest, notice of the Obligations incurred and all other notices of any kind (except for notices to be provided to Parent in accordance with the Merger Agreement, this Limited Guarantee or any other agreement or instrument delivered herewith or therewith), all defenses which may be available by virtue of any valuation, stay, moratorium Law or other similar applicable Law now or hereafter in effect, any right to require the marshalling of assets of Parent or Merger Sub or any other Person interested in the transactions contemplated by the Merger Agreement, and all suretyship defenses generally. Notwithstanding anything herein to the contrary, each of the following defenses shall be retained by the Guarantor: (i) defenses to the payment of the Obligations that are available to Parent or any other Person under the Merger Agreement; (ii) breach by the Guaranteed Party of this Limited Guarantee; and (iii) fraud or willful misconduct by the Guaranteed Party or any of the Guaranteed Party Related Persons. The Guarantor acknowledges that it will receive substantial direct and indirect benefits from the transactions contemplated by the Merger Agreement and that the waivers set forth in this Limited Guarantee are knowingly made in contemplation of such benefits.

(b)          The Guaranteed Party hereby covenants and agrees that it shall not institute, directly or indirectly, and it shall cause its Subsidiaries and other controlled Affiliates and their respective officers and directors (collectively the “Guaranteed Party Related Persons”) not to institute, directly or indirectly, in the name of or on behalf of the Guaranteed Party or any other Person, any action, suit or proceeding or bring any other claim arising under, or in connection with, this Limited Guarantee, the Merger Agreement, the Equity Commitment Letters, or the Support Agreement, any other agreement or instrument delivered pursuant to such Transaction Documents, or any of the transactions contemplated hereby or thereby, or in respect of any written or oral representations made or alleged to have been made in connection herewith or therewith, whether at law, in equity, in contract, in tort or otherwise, against Parent, Merger Sub, the Guarantor or any Non-Recourse Party (as defined below), except for claims against (i) Parent or Merger Sub and their respective successors and assigns under and to the extent expressly provided in the Merger Agreement, (ii) the Guarantor (but not any Non-Recourse Party) and its successors and assigns under (and to the extent permitted by) this Limited Guarantee by the Guaranteed Party (subject to the Cap and the other limitations described herein), (iii) the Guarantor and its respective successors and permitted assigns under the Equity Commitment Letter pursuant to and in accordance with the terms of the Equity Commitment Letter and the Merger Agreement, (iv) the Other Sponsor and its respective successors and permitted assigns under the Other Equity Commitment Letter pursuant to and in accordance with the terms of the Other Equity Commitment Letter and the Merger Agreement, and (v) the Rollover Securityholder under the Support Agreement pursuant to and in accordance with the terms of the Support Agreement (claims under clauses (i) through (v) collectively, the “Retained Claims”). Notwithstanding anything in this Limited Guarantee to the contrary, but, for the avoidance of doubt, without prejudice to any right to specific performance the Guaranteed Party may have under any Transaction Documents, in no event shall the Guaranteed Party be entitled to claim, seek or collect money damages from the Guarantor under this Limited Guarantee or any other Transaction Documents in connection with a Retained Claim involving an aggregate amount payable (inclusive of the Guarantor’s payment of the Obligations) that would exceed the Cap.

(c)          The Guarantor hereby unconditionally and irrevocably waives, and agrees not to exercise, any rights that it may now have or hereafter acquire against Parent or Merger Sub that arise from the existence, payment, performance, or enforcement of the Obligations under or in respect of this Limited Guarantee (subject to the Cap and the other limitations described herein) or any other agreement in connection therewith, including any right of subrogation, reimbursement, exoneration, contribution or indemnification and any right to participate in any claim or remedy of the Guaranteed Party against Parent or Merger Sub, whether or not such claim, remedy or right arises in equity or under contract, statute or common law, including the right to take or receive from Parent or Merger Sub, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim, remedy or right, unless and until the Obligations (subject to the Cap) have been paid in full in immediately available funds by the Guarantor (or by any other Person on behalf of the Guarantor) to the Guaranteed Party. If any amount shall be paid to the Guarantor in violation of the immediately preceding sentence at any time prior to the payment in full in immediately available funds of the Obligations (subject to the Cap) by the Guarantor (or by any other Person on behalf of the Guarantor) to the Guaranteed Party, such amount shall be received and held in trust for the benefit of the Guaranteed Party, shall be segregated from other property and funds of the Guarantor and shall forthwith be paid or delivered to the Guaranteed Party in the same form as so received (with any necessary endorsement or assignment) to be credited and applied to the Obligations (subject to the Cap) in accordance with the terms of the Merger Agreement and this Limited Guarantee, whether matured or unmatured, or to be held as collateral for the Obligations (subject to the Cap). Notwithstanding anything to the contrary contained herein but subject to clause (v) under Section 2(a), the Guaranteed Party hereby agrees that, (i) to the extent the Obligation is not payable pursuant to, and in accordance with, the Merger Agreement, the Guarantor shall be similarly relieved of its obligation to make payment under this Limited Guarantee for the same obligation for which Parent were relieved under the Merger Agreement, and (ii) the Guarantor shall have the right to assert and shall have the benefit of all defenses to the payment of the Obligations under this Limited Guarantee (which in any event shall be subject to the Cap and the other limitations described herein) that would be available to Parent (whether or not any such defense has been asserted by Parent) under the Merger Agreement with respect to the Obligations as well as any defense in respect of fraud or willful misconduct of the Guaranteed Party or the Guaranteed Party Related Persons hereunder or any breach by the Guaranteed Party of any term hereof.

3.            No Waiver; Cumulative Rights. No failure on the part of either party hereto to exercise, and no delay in exercising, any right, remedy or power hereunder shall operate as a waiver thereof, nor shall any single or partial exercise by either party hereto of any right, remedy or power hereunder preclude any other or future exercise of any right, remedy or power hereunder by such party. Except as otherwise set forth herein, each and every right, remedy and power hereby granted to each party hereto or, subject to the terms hereof, allowed it by applicable Law or other agreement shall be cumulative and not exclusive of any other, and may be exercised by such party at any time or from time to time. The Guaranteed Party shall not have any obligation to proceed at any time or in any manner against, or exhaust any or all of the Guaranteed Party’s rights against, Parent, Merger Sub, or any other Person liable for any portion of the Obligations prior to proceeding against the Guarantor hereunder, and the failure by the Guaranteed Party to pursue rights or remedies against Parent, Merger Sub shall not relieve the Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of Law, of the Guaranteed Party.

4.            Representations and Warranties. The Guarantor hereby represents and warrants that: (a) the Guarantor is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization, (b) the Guarantor has all necessary power and authority to execute, deliver and perform this Limited Guarantee, (c) the execution, delivery and performance of this Limited Guarantee have been duly authorized by all necessary action and do not contravene any provision of such Guarantor’s charter, partnership agreement, operating agreement or similar organizational documents or any Law, regulation, rule, decree, order, judgment or contractual restriction binding on such Guarantor or its assets; (d) all consents, approvals, authorizations, permits of, filings with and notifications to, any governmental authority necessary for the due execution, delivery and performance of this Limited Guarantee by such Guarantor have been obtained or made and all conditions thereof have been duly complied with, and no other action by, and no notice to or filing with, any governmental authority or regulatory body is required in connection with the execution, delivery or performance of this Limited Guarantee; (e) this Limited Guarantee constitutes a legal, valid and binding obligation of the Guarantor enforceable against the Guarantor in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights generally, and (ii) general equitable principles (whether considered in a proceeding in equity or at law); and (f) such Guarantor has the financial capacity to pay and perform its obligation under this Limited Guarantee, and all funds necessary for such Guarantor to fulfill the Obligations shall be available to such Guarantor (or its assignee pursuant to Section 5) for so long as this Limited Guarantee shall remain in effect in accordance with Section 7 hereof.

5.            Assignment. Neither the Guarantor nor the Guaranteed Party may assign or delegate this Limited Guarantee or their respective rights, interests or obligations hereunder to any other Person (except by operation of law), in whole or in part, without the prior written consent of the Guaranteed Party, in the case of any assignment or delegation by the Guarantor, or the Guarantor, in the case of any assignment or delegation by the Guaranteed Party, and any attempted assignment or delegation without such required consents shall be null and void ab initio and of no force or effect. Notwithstanding the foregoing, the Guarantor may assign or delegate all or a portion of its rights, interests or obligations hereunder, without the prior written consent of the Guaranteed Party, to any Affiliate of the Guarantor, limited partner of the Guarantor or any of its Affiliates, or any affiliated investment fund or investment vehicle that is advised, managed or sponsored by the general partner or the investment manager of the Guarantor or any of its Affiliates; provided that no such assignment or delegation shall relieve the Guarantor of its obligations hereunder as primary obligor.

6.            Notices. All notices and other communications hereunder shall be given by the means specified by the Merger Agreement (and shall be deemed given as specified therein), as follows:

if to the Guarantor:

Ascendent Capital Partners III, L.P.

Suite 3501, 35/F, Jardine House, 1 Connaught Place, Central, Hong Kong

Attention: Liang Meng // John Wang

Email: leon@ascendentcp.com; john@ascendentcp.com

with a copy (which shall not constitute notice) to:

Morrison & Foerster LLP

Edinburgh Tower, 33/F, The Landmark, 15 Queen’s Road Central, Hong Kong

Attention: Marcia Ellis // Rongjing Zhao

Email: mellis@mofo.com; rzhao@mofo.com

If to the Guaranteed Party, as provided in the Merger Agreement, or, in each case, to such other Persons or addresses as may be designated in writing by the party hereto to receive such notice as provided above.

7.            Continuing Guarantee. Unless terminated pursuant to this Section 7, this Limited Guarantee shall remain in full force and effect and shall be binding on the Guarantor and its successors and permitted assigns until all of the Obligations (subject to the Cap) under this Limited Guarantee have been indefeasibly paid, observed, performed or satisfied in full, at which time this Limited Guarantee shall terminate in its entirety and the Guarantor shall have no further obligations under this Limited Guarantee. Notwithstanding the foregoing, this Limited Guarantee shall terminate and the Guarantor shall have no further obligations under this Limited Guarantee as of the earliest to occur of (i) the Effective Time, (ii) the termination of the Merger Agreement in accordance with its terms in any circumstances, other than pursuant to which Parent would be obligated to make a payment of the Parent Termination Fee in accordance with Section 8.2(c) of the Merger Agreement or pay any other amounts under Section 8.2(e) of the Merger Agreement, and (iii) the payment in full of the Obligations. Notwithstanding the immediately preceding sentence, the obligations of the Guarantor hereunder shall expire automatically three (3) months following the valid termination of the Merger Agreement in a manner that gives rise to an obligation of Parent to make payment of the Parent Termination Fee at the time of such termination (the “Fee Claim Period”), unless a claim for payment of the Obligations, subject always to the Cap, is made in accordance with this Limited Guarantee prior to the end of the Fee Claim Period, in which case the Guarantor’s obligations hereunder shall be discharged upon the date on which such claim is finally satisfied or otherwise resolved by agreement of the parties hereto pursuant to Section 11 hereof (and payment in full of any amounts required to be paid by such resolution). Notwithstanding anything herein to the contrary, in the event that the Guaranteed Party or any of the Guaranteed Party Related Persons directly or indirectly asserts in any Action at law or in equity or arbitration that the provisions of Section 1 hereof limiting the Guarantor’s liability to the Cap, the provisions of Section 1 hereof limiting the Guaranteed Party’s enforcement hereof to the payment of money only, or the provisions of Sections 7, 8 and 17 hereof are illegal, invalid or unenforceable in whole or in part, asserts that the Guarantor is liable in excess of or to a greater extent than the Obligations (subject to the Cap), or asserts any theory of liability against Parent, Merger Sub, the Guarantor or any Non-Recourse Parties (as defined below) with respect to or in connection with the Transaction Documents, any other agreement or instrument delivered pursuant to such Transaction Documents, or any of the transactions contemplated hereby or thereby, other than a Retained Claim, then (A) the obligations of the Guarantor under this Limited Guarantee shall terminate ab initio and be null and void, (B) if the Guarantor has previously made any payments under this Limited Guarantee, it shall be entitled to recover such payments, and (C) none of the Guarantor, Parent, Merger Sub, or any Non-Recourse Parties (as defined below) shall have any liability whatsoever (whether at law or in equity, whether sounding in contract, tort, statue or otherwise) to the Guaranteed Party, with respect to the Transaction Documents or the transactions contemplated by the Transaction Documents.

8.            No Recourse. Notwithstanding anything that may be expressed or implied in this Limited Guarantee, the Merger Agreement or any other Transaction Documents, or in any agreement or instrument delivered, or statement made or action taken, in connection with or pursuant to the transactions contemplated by any of this Limited Guarantee, the Merger Agreement or any other Transaction Documents or the negotiation, execution, performance or breach of this Limited Guarantee, the Merger Agreement or any other Transaction Documents, notwithstanding any equitable, common law or statutory right or claim that may be available to the Guaranteed Party or any of its Affiliates, and notwithstanding the fact that the Guarantor may be a partnership, limited liability company corporation or other entity, by its acceptance of the benefits of this Limited Guarantee, the Guaranteed Party, by executing this Limited Guarantee, acknowledges and agrees, on behalf of itself and the Guaranteed Party Related Persons, that no Person other than the Guarantor has any obligations hereunder, and it has no right of recovery hereunder against, no recourse shall be had hereunder against and no personal liability shall hereunder attach to, the Guarantor, any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, Affiliates (other than any successor(s) or permitted assignee(s) under Section 5 hereof), members, managers, general or limited partners, stockholders, shareholders, representatives, successors or assignees of the Guarantor, or any former, current or future direct or indirect holders of any equity, general or limited partnership or limited liability company interest, controlling persons, management companies, portfolio companies, incorporators, directors, officers, employees, agents, advisors, attorneys, Affiliates (other than any successor(s) or permitted assignee(s) under Section 5 hereof), members, managers, general or limited partners, stockholders, shareholders, representatives, successors or assignees of any of the foregoing (collectively, but not including the Guarantor, the Rollover Securityholder, Parent, Merger Sub, or any permitted assignee under Section 5 hereof, or their respective successors and permitted assigns under the Transaction Documents, collectively the “Non-Recourse Parties,” and each a “Non-Recourse Party”), through Parent, Merger Sub or otherwise, whether by or through attempted piercing of the corporate veil, by or through a claim (whether at law or equity in tort, contract or otherwise) by or on behalf of Parent or Merger Sub against any Non-Recourse Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, or otherwise, except for Retained Claims; provided, however, that notwithstanding anything to the contrary in this Limited Guarantee, in the event the Guarantor (A) consolidates with or merges with any other Person and is not the continuing or surviving entity of such consolidation or merger or (B) transfers or conveys all or a substantial portion of its properties and other assets to any Person such that the sum of the Guarantor’s remaining net assets plus unfunded capital commitments which it is entitled to call is less than the Cap as of the time of such transfer, then, and in each such case, the Guaranteed Party may seek recourse, whether by the enforcement of any judgment or assessment, by any legal or equitable proceeding or by virtue of any statute, regulation or other applicable Law, against such continuing or surviving entity or such Person, as the case may be, but only if the Guarantor fails to satisfy its payment obligations hereunder and only to the extent of the liability of the Guarantor hereunder. No Person other than the Guarantor (or any successors or permitted assignees under Section 5 hereof), the Guaranteed Party (or any successors or permitted assignees under Section 5 hereof) and the Non-Recourse Parties shall have any rights or remedies under, in connection with or in any manner related to this Limited Guarantee or the transactions contemplated hereby. Nothing set forth in this Limited Guarantee shall confer or give or shall be construed to confer or give to any Person, including the Guaranteed Party (or any successors or permitted assignees under Section 5 hereof) or any of the Guaranteed Party Related Persons, any rights or remedies hereunder against any Person other than the rights or remedies of the Guaranteed Party against the Guarantor (or any successors or permitted assigned under Section 5 hereof) as expressly set forth herein.

9.            Nature of Guarantee. Subject to the terms hereof, the Guarantor’s liability hereunder is absolute, unconditional, and irrevocable and continuing irrespective of any modification, amendment or waiver of or any consent to departure from the Merger Agreement that may be agreed to by Parent or Merger Sub, in each case to the extent that any of the foregoing does not have the effect of expanding the circumstances under which the Obligations are payable. The Guaranteed Party shall not be obligated to file any claim relating to the Obligations in the event that Parent or Merger Sub becomes subject to a bankruptcy, reorganization or similar proceeding, and the failure of the Guaranteed Party to so file shall not affect the Guarantor’s obligations hereunder. This Limited Guarantee is an unconditional guarantee of payment and not of collection. This Limited Guarantee is a primary obligation of the Guarantor and is not merely the creation of a surety relationship, and the Guaranteed Party shall not be required to proceed against Parent or Merger Sub first before proceeding against the Guarantor hereunder. In the event that any payment hereunder is rescinded or must otherwise be, and is, returned to the Guarantor for any reason whatsoever (other than as set forth in the last sentence of Section 7 hereof), the Guarantor shall remain liable hereunder with respect to the Obligations, subject to the terms and conditions hereof (including the Cap), as if such payment had not been made. Notwithstanding anything herein to the contrary, the Guarantor shall have the right to assert, and shall have the benefit of, any defenses to the payment of the Obligations that are available to Parent under the Merger Agreement or otherwise expressly provided in Section 2(a) hereof, other than defenses arising from bankruptcy, reorganization or similar proceeding of Parent.

10.          Amendments and Waivers. No amendment or waiver of any provision of this Limited Guarantee will be valid and binding unless it is in writing and signed, in the case of an amendment, by the Guarantor and the Guaranteed Party, or in the case of a waiver, by the party against whom the waiver is to be effective.

11.           Governing Law; Jurisdiction.

(a)           This Limited Guarantee, and all claims or causes of action (whether at law or in equity, in contract or in tort) that may be based upon, arise out of or relate to this Limited Guarantee or the negotiation, execution or performance hereof, shall be governed by and construed in accordance with the Laws of the State of New York, without giving effect to any choice of Law or conflict of Law rules or provisions thereof that would cause the application of the Laws of any jurisdiction other than the State of New York.

(b)          Any dispute, controversy, difference, or claim arising out of or relating to this Limited Guarantee, including the existence, validity, interpretation, performance, breach, or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it shall be submitted to the Hong Kong International Arbitration Centre (“HKIAC”) and resolved in accordance with the HKIAC Administered Arbitration Rules in force when the Notice of Arbitration is submitted and as may be amended by this Section 11(b). The law of this arbitration clause shall be Hong Kong law. The seat of arbitration shall be Hong Kong. The language of the arbitration shall be English and the tribunal shall consist of three arbitrators. The arbitration tribunal shall have no authority to award punitive damages. The award of the arbitration tribunal shall be final and binding upon the disputing parties. Any party to an award may apply to any court of competent jurisdiction for enforcement of such award and, for purposes of the enforcement of such award, the parties hereto irrevocably and unconditionally submit to the jurisdiction of any court of competent jurisdiction and waive any defenses to such enforcement based on lack of personal jurisdiction or inconvenient forum.

12.          Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS LIMITED GUARANTEE, ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH, AND THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE EITHER OF SUCH WAIVERS, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVERS, (C) IT MAKES SUCH WAIVERS VOLUNTARILY, AND (D) IT HAS BEEN INDUCED TO ENTER INTO THIS LIMITED GUARANTEE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 12.

13.          Confidentiality. This Limited Guarantee shall be treated as confidential and is being provided to the Guaranteed Party solely in connection with the Merger Agreement and the transactions contemplated thereby. This Limited Guarantee may not be used, circulated, quoted or otherwise referred to by the Guarantor, the Guaranteed Party or any of their respective Affiliates or representatives in any document, except with the prior written consent of the Guarantor and the Guaranteed Party; provided that the parties hereto may disclose the existence and content of this Limited Guarantee to the extent required by applicable Law, the applicable rules of any national securities exchange, in connection with any SEC filings relating to the Merger Agreement and the transactions contemplated thereby or in connection with any litigation relating to the Merger Agreement or the transactions contemplated thereby as permitted by or provided in the Merger Agreement and the Guarantor may disclose the existence and content of this Limited Guarantee to any Non-Recourse Party which needs to know of the existence of this Limited Guarantee and is subject to the confidentiality obligations substantially identical to the terms contained in this Section 13.

14.           Entire Agreement. This Limited Guarantee, together with the other Transaction Documents (including any schedules, exhibits and annexes thereto and any other documents and instruments referred to thereunder), constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among or between any of the parties hereto with respect to the subject matter hereof and thereof.

15.          No Third-Party Beneficiaries. This Limited Guarantee shall be binding solely on the parties hereto and their respective successors and permitted assigns. This Limited Guarantee shall inure solely to the benefit of the parties hereto and their respective successors and permitted assigns, and nothing set forth in this Limited Guarantee shall, or shall be construed to, confer upon or give to any Person, other than the parties hereto and their respective successors and permitted assigns, any benefits, rights or remedies under or by reason of, or any rights to enforce or cause the Guaranteed Party to enforce, any provisions of this Limited Guarantee; provided that the Non-Recourse Parties may rely upon and enforce the provisions of Section 8 hereof.

16.          Interpretation. When reference is made in this Limited Guarantee to an Article, Exhibit, Schedule or Section, such reference shall be to an Article, Exhibit, Schedule or Section of this Limited Guarantee unless otherwise indicated. Whenever the words “include”, “includes” or “including” are used in this Limited Guarantee, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein,” “hereby” and “hereunder” and words of similar import when used in this Limited Guarantee shall refer to this Limited Guarantee as a whole and not to any particular provision of this Limited Guarantee. All terms defined in this Limited Guarantee shall have the defined meanings when used in any certificate or other document made or delivered pursuant thereto unless otherwise defined therein. Words of any gender include each other gender and neuter genders and words using the singular or plural number also include the plural or singular number, respectively. Any contract or Law defined or referred to herein means such contract or Law as from time to time amended, modified or supplemented, including (in the case of contracts) by waiver or consent and (in the case of Laws) by succession or comparable successor statutes and references to all attachments thereto and instruments incorporated therein. The word “or” shall not be exclusive. With respect to the determination of any period of time, “from” means “from and including”. The word “will” shall be construed to have the same meaning as the word “shall”. Whenever this Limited Guarantee refers to a number of days, such number shall refer to calendar days unless Business Days are specified. The word “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. References to “dollars” or “$” are to United States dollars. Any deadline or time period set forth in this Limited Guarantee that by its terms ends on a day that is not a Business Day shall be automatically extended to the next succeeding Business Day. Each party hereto has participated in the drafting and negotiating of this Limited Guarantee. If an ambiguity or question of intent or interpretation arises, this Limited Guarantee shall be construed as if it is drafted by all parties hereto and without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any instrument to be drafted.

17.          Severability. If any term or other provision of this Limited Guarantee is found by a court of competent jurisdiction or an arbitration tribunal to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Limited Guarantee shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Limited Guarantee so as to effect the original intent of the parties hereto as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the greatest extent possible. Notwithstanding anything herein, this Limited Guarantee may not be enforced without giving effect to the limitation of the amount payable hereunder to the Cap and the provisions of Sections 7, 8, and 17 hereof.

18.          Counterparts. This Limited Guarantee may be executed and delivered (including by e-mail of PDF or scanned versions or by facsimile) in one or more counterparts, and by the parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

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IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its director or officer thereunto duly authorized.

Ascendent Capital Partners III, L.P.

By:	Ascendent Capital Partners III GP, L.P., its general partner
By:	Ascendent Capital Partners III GP Limited, its general partner

By:	/s/ Liang Meng
Name:	Liang Meng
Title:	Director

[Signature Page to Limited Guarantee]

IN WITNESS WHEREOF, the Guarantor has caused this Limited Guarantee to be executed and delivered as of the date first written above by its director or officer thereunto duly authorized.

Hollysys Automation Technologies Ltd.

By:	/s/ Kok Peng Teh
Name:	Kok Peng Teh
Title:	Director

[Signature Page to Limited Guarantee]